EXHIBIT 10.12

MOORE WALLACE INCORPORATED

2003 LONG TERM INCENTIVE PLAN

(As amended on October 15, 2003)

PURPOSE.

The purpose of the 2003 Long Term Incentive Plan of Moore Wallace Incorporated (the “Plan”) is to promote the long term financial interests of Moore Wallace Incorporated (the “Company”), including its growth and performance, by encouraging directors and key employees of the Company and its subsidiaries to participate in the ownership of the Company, enhancing the ability of the Company and its subsidiaries to attract and retain employees of outstanding ability, and providing directors and employees with an interest in the Company parallel to that of the Company’s shareholders.

DEFINITIONS.

The following definitions are applicable to the Plan:

“Award” shall mean an award determined in accordance with the terms of the Plan.

“Board of Directors” and “Board” shall mean the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Board of Directors and, to the extent permitted by applicable law and the Company’s articles, the Compensation Committee to the extent the Board of Directors has delegated to the Compensation Committee all or any powers conferred on the Board of Directors under the Plan.

“Compensation Committee” shall mean the Compensation Committee of the Board of Directors. The Compensation Committee shall be composed of not less than three directors of the Company. No officer or employee of the Company or of any subsidiary shall be a member of the Compensation Committee. The Compensation Committee shall at all times be comprised solely of “outside directors” within the meaning of Section 162(m) of the Code and members who satisfy the “non-employee” director standard contained in Rule 16b-3 promulgated under the Exchange Act.

“Common Shares” shall mean the common shares of the Company.

“Covered Employee” shall mean, at the time of an Award (or such other time as required by Section 162(m) of the Internal Revenue Code) (i) the Company’s Chief Executive Officer (or an individual acting in such capacity), (ii) any employee of the Company or its subsidiaries who, in the discretion of the Committee for purposes of determining those employees who are “covered employees” under Section 162(m) of the Code, is likely to be among the four other highest compensated officers of the Company for the year in which an Award is made or payable, and (iii) any other employee of the Company or its subsidiaries designated by the Committee in its discretion.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean, per Common Shares, the closing price of the Common Shares on the New York Stock Exchange, or, if there are no sales of Common Shares on such securities exchange on such date, then the closing price of the Common Shares on the last previous day on which a sale on such securities exchange is reported.

“Insider” shall have the meaning ascribed thereto in the TSX Policy.

“Participant” shall mean each director and employee of the Company or any subsidiary who, in the case of an employee, is selected by the Committee to participate in the Plan.

“TSX Policy” shall mean the Policy of The Toronto Stock Exchange on Employee Stock Option and Stock Purchase Plans, Options for Services and Related Matters as set forth in sections 626 to and through 637 of the Company Manual of The Toronto Stock Exchange, as amended or replaced from time to time.

SHARES SUBJECT TO THE PLAN.

The number of Common Shares which may be issued pursuant to Awards under the Plan shall not exceed 10,000,000. The aggregate number of Common Shares reserved for issuance which may be issued to any one Insider or such Insider’s associates under the Plan together with any Common Shares reserved for issuance to such Insider or such Insider’s associates under any other stock option plan, options for services, inducement options or stock purchase plans shall not exceed 5% of the outstanding Common Shares of the Corporation (within the meaning of the TSX Policy). The aggregate number of Common Shares reserved for issuance which may be issued within a one-year period to Insiders under the Plan, together with Common Shares reserved for issuance to Insiders under any other stock options plan, options for services, inducement options or stock purchase plans, shall not exceed 10% of the outstanding Common Shares of the Corporation (within the meaning of the TSX Policy). The aggregate number of Common Shares that may be issued to non-employee directors as a whole shall not exceed 15% of the aggregate Common Shares reserved for issuance under the Plan. A Common Share subject to an Award under the Plan that, in whole or in part, expires unexercised or that is forfeited, terminated or cancelled or is paid in cash in lieu of Common Shares, Common Shares surrendered or withheld from any Award under the Plan to satisfy a Participant’s income tax withholding obligation and Common Shares owned by the Participant that are tendered to pay for the exercise of a stock option under the Plan shall thereafter again be available for grant under the Plan.

ADMINISTRATION.

The Plan shall be administered by the Board of Directors. The Board’s determinations and actions within its authority under this Plan are final and conclusive and binding on the Company and all other persons. To the extent permitted by applicable law and the Company’s articles, the Board of Directors may, from time to time, delegate to the Compensation Committee all or any of the powers conferred on the Board of Directors under the Plan; provided that with respect to any grants of Awards to any Non-Employee Director, the Plan shall be administered by the Board. In connection with such delegation, the Compensation Committee will exercise the powers delegated to it by the Board in the manner and on the terms authorized by the Board.

Any decision made or action taken by the Compensation Committee arising out of or in connection with the administration or interpretation of this Plan in this context is final and conclusive and binding on all other persons. A majority of the Compensation Committee shall constitute a quorum, and the acts of a majority shall be the acts of the Compensation Committee. Any determination of the Committee may be made, without a meeting, by a writing or writings signed by all of the members of the Committee. The Committee may authorize any one or more of their number or any officer of the Company to execute and deliver documents on behalf of the Committee and the Committee may delegate to one or more employees, agents or officers of the Company, or to one or more third party consultants, accountants, lawyers or other advisors, such ministerial duties related to the operation of the Plan as it may deem appropriate.

The Committee (or its delegate, within limits established by the Committee, and, to the extent permitted by applicable law, with respect to non-Covered Employees and employees who are not subject to Section 16 of the Exchange Act) shall (i) select the Participants, determine the type, size and terms of Awards to be made to Participants, determine the shares or share units subject to Awards, the restrictions, conditions and contingencies to be applicable to Awards, and the time or times at which Awards shall be exercisable or at which restrictions, conditions and contingencies shall lapse, and (ii) have the authority to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements entered into hereunder, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it shall deem desirable to carry it into effect. The determinations of the Committee in the administration of the Plan, as described herein, shall be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith.

ELIGIBILITY.

All directors of the Company and all employees of the Company and its subsidiaries who have demonstrated significant management potential or who have the capacity for contributing in a substantial measure to the successful performance of the Company, as determined by the Committee in its sole discretion, are eligible to be Participants in the Plan. The granting of any Award to a Participant shall not entitle that Participant to, nor disqualify that Participant from, any other grant of an Award.

AWARDS.

Awards under the Plan may consist of restricted stock and restricted stock units.

The Plan also covers 85,000 options to purchase Common Shares granted to Thomas W. Oliva (“options”) entitling him to purchase Common Shares at a per share price of Cdn$14.12. These options are exercisable for a period of 10 years from the date of grant and vest 25% per year with the first 25% vesting in January 2004. These options were granted by the Company under an amendment to the 2001 Long Term Incentive Plan that increased the number of shares issuable under that plan by 85,000 shares. In addition, the terms of the option grant provided that in the event that the Company subsequently adopted a new long term incentive plan, such options would be deemed to be issued under that new plan. This option grant was conditioned upon approval of the amendment of the 2001 Long Term Incentive Plan or the adoption of the Plan by the Company’s shareholders.

RESTRICTED STOCK.

Restricted stock will be granted in the form of actual Common Shares. In the event that a stock certificate is issued in respect of restricted stock, such certificate shall be registered in the name of the Participant but shall be held by the Company until the end of the restricted period. Awards of restricted stock may provide the Participant with dividends and voting rights prior to vesting. The employment conditions and the length of the period for vesting of restricted stock shall be determined by the Committee and set forth in the applicable Award agreement.

RESTRICTED STOCK UNITS.

The Committee may grant Awards of restricted stock units, and dividend equivalents with respect thereto, in such amounts and subject to such terms and conditions as the Committee may determine. Awards of restricted stock units represent an unfunded, unsecured promise by the Company to deliver to the Participant one Common Share per restricted stock unit on the date(s) established by the Committee. A grantee of a restricted stock unit has only the rights of a general unsecured creditor of the Company until delivery of Common Shares is made as specified in the applicable Award agreement. The Committee shall determine whether upon the distribution of any regular cash dividend paid by the Company in respect of the Common Shares, the record date for which occurs on or after the date of grant of the restricted stock unit, the Participant shall be entitled to receive an amount in cash equal to such regular cash dividend payment that would have been made in respect of the Common Shares underlying the restricted stock unit had the Common Shares been actually delivered (such payment a “dividend equivalent”). The employment conditions, the length of the period for vesting of restricted stock units, the applicable delivery date(s) and the payment of dividend equivalents shall be determined by the Committee and set forth in the applicable Award agreement.

AWARD AGREEMENTS.

Each Award under the Plan shall be evidenced by an agreement setting forth the terms and conditions, as determined by the Committee, which shall apply to such Award, in addition to the terms and conditions specified in the Plan.

CHANGE IN CONTROL.

In the event of a Change in Control, as hereinafter defined, (i) the restrictions applicable to all shares of restricted stock, restricted stock units and dividend equivalents shall lapse, (ii) all Awards shall be deemed to be fully vested and (iii) all options shall be deemed to be fully vested. The Committee may, in its discretion, include such further provisions and limitations in any agreement documenting such Awards as it may deem equitable and in the best interests of the Company.

A “Change in Control” means the occurrence of any one of the following events:

(i)	individuals who, on the date the Plan is adopted, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date of the Plan, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(ii)	any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii));

(iii)	the consummation of an arrangement, amalgamation, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the

Surviving Corporation) other than persons set forth in (A) through (D) of paragraph (ii) and (C) at least a majority of the members of the Board of Directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”);

(iv)	the closing of a sale of all or substantially all of the Company’s assets, other than to an entity or in a manner where the voting securities immediately prior to such sale represent directly or indirectly after such sale at least 50% of the voting securities of the entity acquiring such assets in approximately the same proportion as prior to such sale; or

(v)	the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 35% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

WITHHOLDING.

The Company shall have the right to deduct from any payment to be made pursuant to the Plan the amount of any taxes required by law to be withheld therefrom, or to require a Participant to pay to the Company such amount required to be withheld prior to the issuance or delivery of any Common Shares or the payment of cash under the Plan. The Committee may, in its discretion, permit a Participant to elect to satisfy such withholding obligation by having the Company retain the number of Common Shares or vested restricted stock units whose Fair Market Value equals the amount required to be withheld. Any fraction of a Common Share or vested restricted stock unit required to satisfy such obligation shall be disregarded and the amount due shall instead be paid in cash to the Participant.

NONTRANSFERABILITY.

No Award shall be assignable or transferable, and no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant, except by will or the laws of descent and distribution.

NO RIGHT TO EMPLOYMENT.

No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any subsidiary. Further, the Company and its subsidiaries expressly reserve the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein or in any agreement entered into hereunder. Any obligation of the Company under the Plan to make any payment at any future date merely constitutes the unsecured promise of the Company to make such payment from its general assets in accordance with the Plan, and no Participant shall have any interest in, or lien or prior claim upon, any property of the Company or any subsidiary by reason of that obligation.

ADJUSTMENT OF AND CHANGES IN COMMON SHARES.

In the event of any change in the outstanding Common Shares by reason of any stock dividend or split, recapitalization, amalgamation, arrangement, merger, consolidation, spinoff, combination or exchange of shares or other corporate change, or any distributions to common shareholders other than regular cash dividends, the Committee may make such substitution or adjustment, if any, as it deems to be equitable, as to the number or kind of shares of Common Shares or other securities issued or reserved for issuance pursuant to the Plan and outstanding Awards (including adjustments to the option and exercise prices of outstanding Awards). Except pursuant to the previous sentence, the option or exercise price of outstanding Awards may not be reduced.

AMENDMENT.

The Plan or any portion thereof may be amended, suspended or terminated by the Board of Directors at any time, provided that, no amendment shall be made without shareholder approval if such approval is necessary for the Plan to continue to comply with Rule 16b-3 under the Exchange Act or as required by the applicable rules and listing standards of The Toronto Stock Exchange and the New York Stock Exchange.

EFFECTIVE DATE AND TERMINATION.

The Plan shall be effective as of January 1, 2003, subject to its approval by shareholders of the Company. Subject to earlier termination by the action of the Board of Directors, the Plan shall remain in effect until December 31, 2012.

PURCHASE FOR INVESTMENT.

Each person acquiring Common Shares pursuant to any Award may be required by the Company to furnish a representation that he or she is acquiring the Common Shares so acquired as an investment and not with a view to distribution thereof if the Company, in its sole discretion, determines that such representation is required to ensure that a resale or other disposition of the Common Shares would not involve a violation of the Securities Act of 1933, as amended, or of applicable blue sky laws. Any investment representation so furnished shall no longer be applicable at any time such representation is no longer necessary for such purposes.

AWARDS IN SUBSTITUTION FOR AWARDS GRANTED BY OTHER COMPANIES.

Awards may be granted under the Plan in substitution for awards held by employees of a company who become employees of the Company or any subsidiary as a result of the merger or consolidation of the employer company with the Company or any subsidiary, or the acquisition by the Company or any subsidiary of the assets of the employer company, or the acquisition by the Company or any subsidiary of stock of the employer company as a result of which it becomes a subsidiary. The terms, provisions, and benefits of the substitute Awards so granted may vary from the terms, provisions, and benefits set forth in or authorized by the Plan to such extent as the Committee at the time of the grant may deem appropriate to conform, in whole or in part, to the terms, provisions, and benefits of the awards in substitution for which they are granted.

SUCCESSORS AND ASSIGNS OF THE COMPANY.

The terms of this Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns.

GOVERNING LAW.

The provisions of the Plan shall be governed and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein, without references to principles of conflicts of law.

As amended October 15, 2003